UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2010

Allegiant Travel Company
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8360 S. Durango Drive, Las Vegas, Nevada		89113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-851-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2010, Allegiant Travel Company (the "Company") announced that Scott Sheldon has been elected to serve as the Company’s Senior Vice President and Chief Financial Officer. Andrew Levy will step down from his role of Chief Financial Officer, but will continue to serve as the Company’s President.

Scott Sheldon, age 32, served as our principal accounting officer from October 2007 until May 2010. Prior to that, Mr. Sheldon served as our director of accounting from May 2005 and as our accounting manager from January 2004 until May 2005. From November 2001 until January 2004, Mr. Sheldon worked as a certified public accountant for the Perry-Smith, LLP regional public accounting firm in Sacramento, California. Scott Sheldon is the nephew of our board member, Timothy Flynn.

In connection with the promotion, Mr. Sheldon’s base salary will be increased to $175,000 per year and he will receive a grant of 2,500 shares of restricted stock vesting over a three-year period.

In addition, the Company announced on May 11, 2010, that Kris B. Bauer has been hired to serve as the Company’s Senior Vice President of Operations. Mr. Bauer, age 46, served as senior vice president, technical operations of Northwest Airlines from November 2004 through its merger with Delta Airlines and continued to serve the merged entity until April 2010. From 1996 until November 2004, he served in other management level positions for Northwest Airlines. Prior to that, Mr. Bauer worked for United Airlines and the Boeing Company.

In connection with Mr. Bauer’s employment as Senior Vice President of Operations, Mr. Bauer will receive a base salary of $200,000 per year, will be entitled to participate in the Company’s annual bonus plan and will receive a grant of 10,000 shares of restricted stock vesting over a three-year period.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiant Travel Company

May 14, 2010	By:	Andrew C. Levy

Name: Andrew C. Levy
Title: President